Exhibit 99.1

FOR IMMEDIATE RELEASE

ACR Group, Inc. Reports Net Income More Than Triples in Fiscal Year Ended February 29, 2004

Fourth Quarter Loss Significantly Less Than Previous Year

HOUSTON, May 18 /PRNewswire-FirstCall/ — ACR Group, Inc. (OTC Bulletin Board: ACRG), a leading wholesale distributor of air-conditioning, heating, and refrigeration equipment and supplies, today reported record operating results and sales for the fiscal year and fourth fiscal quarter ended February 29, 2004.

Net income for the fiscal year ended February 29, 2004 rose 252% to $2,180,000, or $0.20 per share, compared to $620,000, or $0.06 per share, for the fiscal year ended February 28, 2003. An accounting change and differences in the effective applicable tax rate affected the comparability of results of operations between fiscal 2004 and fiscal 2003. Income before taxes and cumulative effect of an accounting change was $3,433,000 in the year ended February 29, 2004, compared to $1,433,000 for the year ended February 28, 2003, an increase of 140%. The increase in income from fiscal 2003 to fiscal 2004 was attributable principally to improved operating results at several business units, particularly in Texas, California and Florida, the three states that utilize the most air-conditioning in the country.

Sales for fiscal 2004 were $174.4 million, compared with sales of $161.8 million in fiscal 2003, an increase of 8%. Same-store sales increased 9% in fiscal 2004 from fiscal 2003, as the Company sold the operations of two underperforming business units and opened three branch operations during fiscal 2004. For calendar 2003, the Company recorded an 8% increase in same- store sales, compared to a flat year in industry-wide product shipments based on data compiled by a leading industry trade association. Gross margin percentage on sales increased to 22.1% in fiscal 2004 from 22.0% in fiscal 2003 as improved pricing disciplines throughout the Company more than offset an increase in low-margin sales to certain large volume customers. Interest expense declined by 13% in fiscal 2004, compared to fiscal 2003, because of a decrease in average outstanding indebtedness.

In the first quarter of fiscal 2003, the Company adopted a new accounting standard for determining the amount of goodwill to be carried on the Company’s balance sheet. Utilizing the prescribed criteria, the Company determined that it was appropriate to write off the entire unamortized amount of goodwill associated with its filter manufacturing operation. Net of taxes, such writeoff amounted to $483,000, or $0.04 per share, and is reported in the Company’s fiscal 2003 income statement as a cumulative effect of accounting change. In fiscal 2004, the Company has estimated a federal income tax rate of 34% to systematically amortize through fiscal 2004 the deferred tax asset related to its net operating loss carryforward and to provide for taxes payable. In fiscal 2003, the Company estimated a tax rate of 21% to amortize its deferred tax asset, and the current provision for income taxes consisted principally of federal alternative minimum taxes and state income taxes.

In the fourth fiscal quarter ended February 29, 2004, net loss declined to $22,000, or $(0.00) per share, from $399,000, or $(0.04) per share, in the prior year fourth quarter. The Company has historically incurred losses in its fourth fiscal quarter each year, because weather conditions at that time of the year result in relatively low business activity. The fiscal 2004 loss was the smallest fourth quarter loss in the Company’s history. Sales for the fourth quarter of fiscal 2004 increased 15% to $38.3 million, from $33.2 million in the fourth quarter of fiscal 2003. Same-store sales also increased 15% in the fourth quarter of fiscal 2004 compared to fiscal 2003.

Commenting on the company’s year-end and fourth quarter results, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, stated, “Fiscal 2004 was an outstanding year for the Company. Pre-tax income, which we believe is the best measurement of our comparative financial performance because of the benefits we recognized in earlier years from tax loss carryforwards, was almost 40% greater than our best previous year. In particular, fiscal 2004 was a breakthrough year for our Florida and California operations, our two youngest business units. After several years of growing and nurturing these operations, both were solidly profitable and sustained very impressive sales growth rates in fiscal 2004, giving us confidence that they will now consistently be significant contributors to our bottom line. This is very important because, together with Texas, they are the largest air-conditioning markets in the U.S. and should continue to be excellent growth areas for us for the next several years. After selling two small, unprofitable business units in fiscal 2004 that were outside our core competency, we were able to focus exclusively on accelerating the growth rate of our HVAC distribution business in the last six months of the fiscal year. Our same-store sales growth rate, which far exceeded that of the industry, is a testament to our success. We fully expect that, with normal summer weather patterns, we will experience significant sales growth well into fiscal 2005. Although we obviously can not expect that net income will increase at the same percentage rate in fiscal 2005 as in fiscal 2004, our potential sales growth, combined with our ability to control costs, gives us reason to be very optimistic about the prospect for exciting financial performance in fiscal 2005.”

About ACR Group, Inc.

ACR Group, Inc. is a wholesale distributor of air-conditioning, heating, and refrigeration (“HVACR”) equipment and supplies. The Company owns and operates 7 companies with 45 locations in 9 states.

Statements in this news release that relate to management’s expectations or beliefs concerning future plans, expectations, events, and performance are “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

ACR GROUP, INC. CONSOLIDATED RESULTS OF OPERATIONS (in thousands of dollars, except per share amounts) (Unaudited)

	Quarter Ended		Year Ended
	February 29, 2004	February 28, 2003	February 29, 2004	February 28, 2003
Sales	$ 38,307	$ 33,241	$ 174,353	$ 161,822
Cost of sales	29,531	25,980	135,795	126,149

Gross profit	8,776	7,261	38,558	35,673

Selling, general and administrative expenses	8,413	7,296	33,121	31,810
Depreciation and amortization	241	277	985	1,173

Operating income	122	(312)	4,452	2,690

Interest expense	383	393	1,510	1,731
Other non-operating (income)	(126)	(126)	(491)	(474)

Income (loss) before taxes and cumulative effect of accounting change	(135)	(579)	3,433	1,433

Provision (benefit) for income taxes:
Current	44	(18)	743	79
Deferred	(157)	(162)	510	251

Income (loss) before cumulative effect of accounting change	(22)	(399)	2,180	1,103

Cumulative effect of accounting change, net of taxes	-	-	-	(483)

Net income (loss)	$ (22)	$ (399)	$ 2,180	$ 620

Basic and diluted earnings (loss) per share:
Before cumulative effect of change in accounting principle	$ (.00)	$ (.03)	$ .20	$ .10
Cumulative effect of accounting change	-	-	-	(.04)

	$ (.00)	$ (.03)	$ .20	$ .06

Average outstanding shares, basic and diluted	10,681	10,681	10,681	10,681

SOURCE ACR Group, Inc. -0- 05/20/2004 /CONTACT: Alex Trevino, Jr., President and CEO, or Tony Maresca, Sr. Vice President & CFO, both of ACR Group, Inc., +1-713-780-8532/ (ACRG)

CO: ACR Group, Inc. ST: Texas IN: REA OTC SU: SLS OTC